UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
October 30, 2015

J.Crew Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 333-175075
Delaware (State or other jurisdiction of incorporation)	22-2894486 (IRS Employer Identification No.)
770 Broadway New York, NY 10003
(Address of principal executive offices, including zip code)

(212) 209-2500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Chinos Intermediate Holdings A, Inc. (“Chinos A”), the indirect parent holding company of J.Crew Group, Inc. (the “Company”) is the issuer of $500 million aggregate principal of 7.75/8.50% Senior PIK Toggle Notes due May 1, 2019 (the “PIK Notes”).  The PIK Notes interest is payable semi-annually on May 1 and November 1 of each year.

On October 30, 2015, Chinos A delivered notice to U.S. Bank N.A., as trustee, under the Indenture governing the PIK Notes, that with respect to the interest that will be due on such notes on the May 2, 2016 interest payment date, Chinos A will make such interest payment by paying in kind at the PIK interest rate of 8.50% instead of paying in cash.  The PIK election will increase the outstanding principal balance of the PIK Notes by $21.3 million.

Chinos A intends to continue to evaluate this option prior to the beginning of each interest period, taking into account the ability of Chinos A to elect to PIK pursuant to the terms of the PIK Notes and the indenture governing the PIK Notes and other relevant factors at that time.

As of October 30, 2015, the Company has approximately $260 million of availability under its $300 million ABL Facility.  Any amounts outstanding under the ABL Facility are due and payable in full on December 10, 2019.

Forward-Looking Statements

Certain statements herein, related to the Company’s capital structure and the method of paying interest amounts on the PIK Notes, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the Company’s substantial indebtedness and the indebtedness of its indirect parent, and other factors which are set forth in the section entitled “Risk Factors” and elsewhere in the Company’s Annual Report on Form 10-K and in all filings with the SEC made subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

J.CREW GROUP, INC.

Date: October 30, 2015	By:	/s/ Joan Durkin
Joan Durkin
Interim Chief Financial Officer